Exhibit 99.1

                Georgia Gulf Reports Third Quarter Net Income of
                     $1.00 Per Diluted Share on Record Sales

    ATLANTA, Oct. 28 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation
(NYSE: GGC) reported net income of $33.4 million or $1.00 per diluted share on record quarterly sales of $596.4 million for the third quarter of 2004. This net income is a significant improvement compared to net income of $7.7 million or $.24 per diluted share on sales of $348.8 million for the third quarter of 2003. The improvement was a result of an overall increase in sales prices and volumes, which outpaced considerably higher raw materials costs.

    Comparing sequential quarters, third quarter net income of $33.4 million also increased compared to the second quarter 2004 net income of $29.7 million or $.90 per diluted share on sales of $522.3 million. The higher net income was primarily the result of increased sales prices and volumes for aromatics, which more than offset higher aromatics raw materials costs.

    "In the third quarter, the company returned to the level of earnings that we had in early 2000, prior to the economic downturn," said Ed Schmitt, Chairman, President and CEO of Georgia Gulf. "Strong earnings for this quarter reflect a significant improvement in aromatics operating income, especially in cumene, compared to the second quarter.

    "As we look forward at this point, we expect fourth quarter earnings to be lower than third quarter earnings as a result of the anticipated seasonal slowdown and planned turnarounds at some of our plants. However, industry fundamentals are expected to remain strong for our products as chemical industry analysts' continue to forecast a period of strong performance and good returns."

    For the nine months ended September 30, 2004, net income was $81.8 million or $2.46 per diluted share on sales of $1.6 billion compared to $14.5 million or $.45 per diluted share on sales of $1.1 billion for the same period last year. This increase in net income was a result of overall higher sales volumes and prices, particularly for cumene and vinyl resins, which more than offset significantly higher raw materials costs.


    Chlorovinyls

    Chlorovinyls operating income was $39.8 million for the third quarter of 2004, more than double compared to third quarter 2003 operating income of $19.1 million. Higher sales prices and volumes for vinyl resins and compounds outpaced higher ethylene, chlorine and natural gas costs.

    Comparing sequential quarters, operating income decreased by $13.2 million to $39.8 million in the third quarter of 2004 compared to the second quarter of 2004 operating income of $53.0 million. The lower operating income was primarily a result of our vinyl chloride monomer (VCM) plant turnaround as well as lower vinyl resins, vinyl compounds and VCM sales volumes compared to the record vinyl resins sales volumes in the second quarter.


    Aromatics

    Aromatics operating income increased $23.1 million to $27.5 million in the third quarter of 2004 from operating income of $4.4 million in the third quarter of 2003. The increase was due to record high cumene sales volumes and higher cumene, phenol and acetone sales prices.

    Third quarter 2004 aromatics operating income of $27.5 million increased from the second quarter 2004 operating income of $6.0 million. This was primarily due to higher aromatics sales prices and volumes, particularly for cumene, which outpaced higher benzene costs.


    Conference Call

    Georgia Gulf will host a conference call to discuss third quarter results in more detail at 9:00 AM ET on Friday, October 29, 2004. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=112207&s=wm&e=942246 .
Playbacks will be available from noon ET Friday, October 29, to midnight ET Friday, November 5. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 1413603.


    Other

    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003 and our subsequent reports on Form 10-Q.


     Contact:  Angie Tickle
               Investor Relations
               770-395-4520


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                September 30,     December 31,
           In Thousands                              2004             2003

           ASSETS

           Cash and cash equivalents                 $2,227           $1,965
           Receivables                              124,770           86,914
           Inventories                              170,060          124,616
           Prepaid expenses                           2,550            7,043
           Deferred income taxes                      8,368            8,368

              Total current assets                  307,975          228,906

           Property, plant and equipment, net       433,750          460,808

           Goodwill                                  77,720           77,720

           Other assets                              87,876           89,351

              Total assets                         $907,321         $856,785

           LIABILITIES AND STOCKHOLDERS' EQUITY

           Current portion of long-term debt           $359           $1,000
           Accounts payable                         183,129          135,680
           Interest payable                           5,709            1,812
           Accrued compensation                      16,671           15,058
           Accrued liabilities                       18,835            9,614

               Total current liabilities            224,703          163,164

           Long-term debt, less current portion     317,023          426,872

           Deferred income taxes                    122,495          122,617

           Other non-current liabilities             12,053            7,693

           Stockholders' equity                     231,047          136,439

               Total liabilities and
                stockholder's equity               $907,321         $856,785

           Common shares outstanding                 33,443           32,736


                   GEORGIA GULF CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                             Three Months Ended    Nine Months Ended
                               September 30,         September 30,
      In Thousands (except
       per share data)         2004      2003        2004        2003

       Net Sales             $596,373  $348,832   $1,615,332  $1,071,960

       Operating costs and
        expenses
         Costs of sales       520,302   317,808    1,420,773     984,860
         Selling and
          administrative       17,182     9,279       45,943      35,232
       Total operating costs
        and expenses          537,484   327,087    1,466,716   1,020,092

       Operating income        58,889    21,745      148,616      51,868
       Interest expense, net   (5,717)   (9,676)     (18,199)    (29,232)
       Income before income
        taxes                  53,172    12,069      130,417      22,636

       Provision for income
        taxes                  19,807     4,343       48,582       8,145

       Net income             $33,365    $7,726      $81,835     $14,491

       Earnings per share:
         Basic                  $1.01     $0.24        $2.49       $0.45
         Diluted                $1.00     $0.24        $2.46       $0.45

       Weighted average
        common shares:
         Basic                 33,007    32,263       32,806      32,235
         Diluted               33,513    32,469       33,218      32,427


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                        Three Months Ended Nine Months Ended
    In Thousands                          September 30,      September 30,
                                          2004     2003      2004     2003

     Cash Flows from operating
      activities:
        Net income                       $33,365   $7,726   $81,835  $14,491
        Adjustments to reconcile net
         income to net cash provided
         by (used in) operating
         activities:
           Depreciation and amortization  16,069   16,060    47,884   48,039
           Deferred income taxes             -       (236)     (122)  (1,586)
           Tax benefit related to stock
            plans                          1,008      186     2,344      631
           Stock based compensation          603      410     2,496    1,113
           Change in operating assets,
            liabilities and other        (29,056)  21,938   (16,101) (35,320)
     Net cash provided by operating
      activities:                         21,989   46,084   118,336   27,368

     Cash flows used in investing
      activities:
        Capital expenditures              (6,861)  (4,099)  (15,721) (15,155)

     Cash flows from financing
      activities:
        Net change in revolving line of
         credit                              -    (23,000)      -      8,000
        Debt payments related to asset
         securitization                      -        -     (35,000)     -
        Other long-term debt payments    (45,090) (15,150)  (75,490) (15,450)
        Proceeds from issuance of
         common stock                     10,776      712    16,686      909
        Purchase and retirement of
         common stock                        -        -        (603)    (244)
        Dividends paid                    (2,670)  (2,598)   (7,946)  (7,787)
     Net cash used in financing
      activities:                        (36,984) (40,036) (102,353) (14,572)

     Net change in cash and cash
      equivalents                        (21,856)   1,949       262   (2,359)
     Cash and cash equivalents at
      beginning of period                 24,083    3,711     1,965    8,019
     Cash and cash equivalents at
      end of period                       $2,227   $5,660    $2,227   $5,660


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                   (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                      September 30,         September 30,
    In Thousands                     2004      2003       2004        2003

     Segment net sales:
        Chlorovinyls               $356,499  $281,889  $1,076,648    $875,335
        Aromatics                   239,874    66,943     538,684     196,625
     Net sales                     $596,373  $348,832  $1,615,332  $1,071,960

     Segment operating income:
        Chlorovinyls                $39,797   $19,084    $131,165     $61,160
        Aromatics                    27,546     4,406      37,310       1,735
        Corporate and general
         plant services              (8,454)   (1,745)    (19,859)    (11,027)
     Total operating income         $58,889   $21,745    $148,616     $51,868



SOURCE  Georgia Gulf Corporation
    -0-                             10/28/2004
    /CONTACT: Angie Tickle, Investor Relations of Georgia Gulf Corporation, +1-770-395-4520/
    (GGC)

CO:  Georgia Gulf Corporation
ST:  Georgia
IN:  CHM
SU:  CCA ERN MAV